Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Trust Quarterly Distribution

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

FOR IMMEDIATE RELEASE

Austin, Texas, November 6, 2014 – Whiting USA Trust I (NYSE Symbol – WHX) announced the fourth Trust distribution in 2014, which relates to net profits generated during the third quarterly payment period of 2014.

Unitholders of record on November 19, 2014 will receive a distribution of $0.509336 per unit, which is payable on or before December 1, 2014.

Volumes, average sales prices and net profits for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)	178,516
Natural gas (Mcf)	576,358

Total (BOE)	274,576
Average sales prices:
Oil (per Bbl)(1)	$81.56
Natural gas (per Mcf)	$4.12

Gross proceeds:
Oil sales(1)	$14,560,019
Natural gas sales	2,376,400

Total gross proceeds	$16,936,419

Costs:
Lease operating expenses	$7,441,813
Production taxes	1,204,835
Cash settlements on commodity derivatives(2)	-

Total costs	$8,646,648

Net profits	$8,289,771
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$7,460,794
Provision for estimated Trust expenses(3)	(350,000)
Montana state income taxes withheld	(49,422)

Net cash proceeds available for distribution	$7,061,372

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.509336

(1)	Oil includes natural gas liquids.

(2)

All costless collar hedge contracts terminated as of December 31, 2012 (which hedging effects extended through the quarterly payment period covered by the February 2013 distribution to unitholders) and no additional hedges are allowed to be placed on Trust assets. Consequently, for all distributions after February 2013, there have not been and will not be any cash settlements on commodity derivatives, and the Trust therefore has increased exposure to oil and natural gas price volatility currently.

(3)

The Trust agreement authorizes the Trustee to establish a cash reserve for the payment of any liability that is contingent or uncertain in amount or that is not otherwise currently due and payable. In preparation for the termination of the Trust, the Trustee must establish a cash reserve for the payment of Trust termination-related expenses that are estimated to be incurred or paid after the final distribution to unitholders. The Trust will terminate shortly after the net profits interest termination date, which is currently estimated to occur during the quarterly payment period ending March 31, 2015. The initial withholdings to establish this cash reserve amounted to $100,000 and are included in the provision for estimated Trust expenses of $350,000 in the November 2014 distribution. This reserve may be funded from time to time by additional withholdings from future distributions, including the final distribution to be made to unitholders.

The Trust’s net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas producing properties located primarily in the Rocky Mountains, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

The net profits interest will terminate when 9.11 MMBOE (8.20 MMBOE to the 90% net profits interest) have been produced and sold from the underlying properties, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Consequently the market price of the Trust units will decline to zero around or shortly after the net profits interest termination date, which is currently estimated to occur during the quarterly payment period ending March 31, 2015. Therefore, to the extent that the Trust units are trading at a price substantially in excess of the aggregate distributions that may be reasonably expected to be made prior to the termination of the Trust, the market price decline in Trust units is likely to include one or more abrupt substantial decreases. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units should be considered by investors as a return of capital, with the remainder being considered as a return on investment or yield.

As of September 30, 2014, on a cumulative accrual basis, 7.85 MMBOE (96%) of the Trust’s total 8.20 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2013, the 9.11 MMBOE of reserves (8.20 MMBOE to the 90% net profits interest) are projected to be produced from the underlying properties by March 31, 2015, shortly after which the Trust would terminate. Additionally, the year-end reserve report reflects an expected annualized decline rate of approximately 11% for crude oil and 15% for natural gas from 2014 through the estimated net profits interest termination date. However, the rate of future production cannot be predicted with certainty, and 9.11 MMBOE (8.20 MMBOE to the 90% net profits interest) may be produced before or after the currently projected date. In addition, cash distributions to unitholders may decline at a faster rate than the rate of production due to fixed and semi-variable costs attributable to the underlying properties.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, an increase in the cash reserve for the payment of expenses after the final distribution to unitholders, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation and production of oil and gas properties, and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

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